BJ’s Wholesale Club Announces the Unexpected Passing of
President and CEO Lee Delaney

WESTBOROUGH, Mass. (April 9, 2021) – BJ’s Wholesale Club (NYSE: BJ) announced that Lee Delaney, the Company’s President and Chief Executive Officer, passed away unexpectedly yesterday due to presumed natural causes.

Christopher J. Baldwin, Executive Chairman of the Board of Directors, issued the following statement on behalf of the Board: “We are shocked and profoundly saddened by the passing of Lee Delaney. Lee was a brilliant and humble leader who cared deeply for his colleagues, his family and his community. We extend our most heartfelt condolences and sympathy to his family, especially his wife and two children. We will honor his legacy and remember the extraordinary impact he had on so many. Our thoughts are with them during this difficult time.”

Bob Eddy, Executive Vice President, Chief Administrative and Financial Officer, has been named Interim Chief Executive Officer by the Board of Directors, effective immediately. Eddy joined the Company in 2007 and was named Executive Vice President, Chief Financial Officer in 2011. He assumed the role of Chief Administrative Officer in 2018. Additionally, Christopher J. Baldwin, Chairman of the Board of Directors, has been appointed Executive Chairman.

“Bob partnered closely with Lee and has played an integral role in transforming and growing BJ’s Wholesale Club,” said Baldwin on behalf of the Board. “We have the utmost confidence in Bob’s leadership and his deep knowledge of the business. We expect to announce permanent changes to our leadership within a reasonably short timeframe, aided by our prior succession planning.”

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 221 clubs and 151 BJ's Gas® locations in 17 states.

The Company’s common stock is traded on the New York Stock Exchange (NYSE: BJ).

Media Contact:

Jennie Hardin

Vice President, Corporate Communications

(774) 512-6978

jhardin@bjs.com

Investor Contact:

Faten Freiha

Vice President, Investor Relations

(774) 512-6320

ffreiha@bjs.com